Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Randolph Bancorp, Inc. of our report dated March 28, 2017 relating to the consolidated financial statements appearing in Randolph Bancorp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey

August 22, 2017